Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT by and between CRACKER BARREL OLD COUNTRY STORE, Inc., a Tennessee corporation (the “Company”), and ___________ (“Executive”) is dated as of _________________ (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company wishes to attract and retain well-qualified executives and key personnel and to ensure their continuing commitment to the Company and energetic focus on continually improving its business operations by providing certain benefits if their employment with the Company is terminated in certain circumstances, as set forth herein;

WHEREAS, to achieve these purposes, the Compensation Committee of the Board of Directors of the Company (the “Committee” and “Board”, respectively) has approved this Agreement as being in the best interests of the Company and its shareholders.

NOW, THEREFORE, it is mutually agreed as follows:

1.             Operation and Term of Agreement.  This Agreement shall have an initial term of three (3) years following the Effective Date, after which this Agreement shall automatically renew for successive one (1)-year subsequent terms unless the Company notifies Executive of its intention not to renew this Agreement at least ninety (90) days prior to the end of the initial term or any subsequent term (the “Term”).  Following a termination of this Agreement in accordance with this Section 1, this Agreement shall thereafter be null and void and of no further effect.

2.             Termination of Employment.

(a)           General.  Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will.”   The Company may, at any time and in its sole discretion, terminate Executive’s employment, and thereby this Agreement, with Cause or without Cause, and Executive may, at any time and in Executive’s sole discretion, resign from Executive’s employment with the Company, and thereby this Agreement (any such date of termination, the “Termination Date”).

(b)          Termination by the Company for Cause or by Executive Without Good Reason.

(i)            During the Term, if Executive’s employment with the Company shall be terminated either by the Company with Cause or by Executive without Good Reason (as hereinafter defined), the Company shall pay to Executive (A) any unpaid Base Salary earned through the Termination Date in a cash lump sum within ten (10) days of the Termination Date, (B) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, to the extent not paid as of the Termination Date, (C) accrued and unpaid vacation in a cash lump sum within ten (10) days of the Termination Date, and any expense reimbursement due to Executive as provided in the applicable reimbursement policies of the Company to the extent not previously paid, (D) at such time as it would have been paid if Executive had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date, and (E) to the extent not theretofore paid or provided, any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively items (A) to (E), the “Accrued Amounts”), and the Company shall not have any further obligations to Executive under this Agreement except those required to be provided by law.

(ii)           For purposes of this Agreement, “Cause” shall mean any one of the following:

(A)          Executive’s personal dishonesty or willful misconduct in connection with any material aspect of Executive’s duties to the Company;

(B)          breach of fiduciary duty by Executive;

(C)          Executive’s conviction for, or pleading guilty or no contest to, any felony or crime involving moral turpitude; or

(D)          Executive’s willful or intentional misconduct that causes (or is reasonably believed by the Company to have caused) material and demonstrable injury, monetarily or otherwise, to the Company.

(c)           Qualifying Terminations.

(i)            The term “Qualifying Termination” shall mean termination by the Company of the employment of Executive with the Company for any reason other than death, Disability or Cause, or resignation by Executive upon the occurrence of any of the following events (each an event of “Good Reason”):

(A)          other than Executive’s removal for Cause pursuant to Section 2(b), without the prior written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a demonstrable diminution in such position, authority, duties or responsibilities; provided, however, that an isolated, insubstantial and inadvertent action not taken in bad faith, which is remedied by the Company promptly after receipt of written notice thereof given by Executive, shall not constitute “Good Reason”;

(B)          a reduction by the Company by an amount of five percent (5%) or more of Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, unless such reduction is a part of an across-the-board proportional decrease in base salaries affecting all senior executive officers of the Company (the “Peer Executives”), which reduction is approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”);

(C)          a reduction by the Company by an amount of five percent (5%) or more of Executive’s (1) annual target bonus percentage to which Executive is entitled or (2) target percentage under any long-term incentive plan established by the Company to which Executive is entitled, unless, in either case (1) or (2), such reduction is a part of an across-the-board proportional decrease in annual target bonus percentages or target percentages under any equity plan of the Company affecting all other Peer Executives, which reduction is approved by the Committee;

(D)          a reduction by the Company of benefits under (1) a “pension plan or arrangement” or (2) a “compensation plan or arrangement”, in each case in which Executive participates as of the Effective Date, or the elimination of Executive’s participation in any such plan or arrangement which reduction or elimination results in a reduction, in the aggregate, of the benefits provided thereunder, taking into account any replacement plan or arrangement or other additional compensation provided to Executive in connection with or following such reduction or elimination (except for immaterial reductions or across-the-board plan changes or terminations similarly affecting other Peer Executives); provided, that, subject to Section 5, in the event of any such changes or terminations, the Company shall timely pay or provide to Executive any accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any such plan or arrangement in accordance with the terms of such plan or arrangement; or

(E)           the Company requiring Executive, without Executive’s consent, to be based at any office or location more than 50 miles from the Company’s current headquarters in Lebanon, Tennessee; or

(F)           the failure of any successor to the Company to assume this Agreement or a material breach of this Agreement by the Company or its successors;

provided that, in each case, (x) within forty-five (45) days of the initial occurrence of the specified event Executive has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason event, (y) the Company has not cured the Good Reason event within the thirty-(30) day cure period and (z) Executive resigns within ten (10) days from the expiration of the thirty-(30) day cure period.

(ii)           During the Term, if Executive’s employment with the Company shall be terminated as a result of a Qualifying Termination:

(A)          the Company shall pay to Executive the Accrued Amounts;

(B)          so long as Executive complies with Sections 2(c)(iv) and 3 of this Agreement, the Company shall pay to Executive severance pay in an amount determined in accordance with Exhibit A attached hereto, payable in equal installments, in accordance with the Company’s regular payroll policies then in effect, for the duration of the period set forth in Exhibit A (the “Severance Payment Period”), which payments shall commence on the first payroll period (the “Initial Payment”) occurring on or after the 60th day (but no later than the earlier of March 15th of the calendar year, or the 90th day) following the Termination Date (the “Severance Delay Period”); provided, the Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period and on the same terms and with the same frequency as Executive’s annual salary was paid prior to such termination; and

(C)          all employee benefits and benefit accruals will cease as of the Termination Date. However, medical insurance benefits may be continued (at Executive’s sole expense) to the extent required by federal law. To the extent Executive may have other benefit conversion or withdrawal rights arising under other Company sponsored retirement or welfare benefit plan as a result of the termination of Executive’s employment, such benefits and rights shall be governed by the terms of such plans.

(iii)          Payments pursuant to this Section 2(c) shall be in lieu of any other severance benefits that Executive may be eligible to receive under the Company’s or any of the Company’s Affiliates’ benefit plans or programs.  Nothing in this Agreement shall affect or limit Executive’s right to receive (i) payment of any compensation or the issuance of any securities which Executive deferred under any deferred compensation plan of the Company, or (ii) any amounts due or belonging to Executive under any retirement program, employee stock purchase plan, or 401(k) plan, each of which shall be subject to the terms of such arrangements, including any deferral elections made thereunder.

(iv)          As a condition to receiving the payments provided for in this Section 2(c), Executive agrees to sign and deliver to the Company a release in the form attached hereto as Exhibit B and delivered to Executive within five (5) business days of the Termination Date, which must become effective prior to the end of the Severance Delay Period, or else Executive shall forfeit all rights to any severance benefits under this Agreement hereunder and the Company shall be under no obligation to make any payments to Executive pursuant hereto. THE EXECUTIVE UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE RIGHT TO OBTAIN THE SEVERANCE BENEFITS AND THE BENEFITS PROVIDED BY THIS SECTION 2(C) IS ADEQUATE CONSIDERATION FOR THE RELEASE OF CLAIMS REQUIRED BY THIS SECTION 2(c)(iv) AND THAT THE EXECUTED AND UNREVOKED RELEASE WILL CONTINUE IN FULL FORCE AND EFFECT EVEN IF THE EXECUTIVE DOES NOT RECEIVE SOME OR ALL OF THE SEVERANCE BENEFITS AS A RESULT OF ANY FAILURE BY THE EXECUTIVE TO COMPLY WITH THE EXECUTIVE’S OTHER OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO SECTION 3 HEREOF. THE PROVISIONS OF THIS SECTION 2(c)(iv) SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

(v)           If Executive dies during the Severance Payment Period, any benefits remaining to be paid to Executive shall be paid to the beneficiary designated by Executive’s estate to receive those benefits (or in the absence of designation, to Executive’s surviving spouse or next of kin).

(d)          Termination Upon Death or Disability.

(i)            This Agreement shall terminate immediately upon Executive’s death, and Executive or her beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of her death.  The rights of Executive’s estate with respect to any outstanding equity grants and any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

(ii)           If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided, that, within the 30-day period after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  If Executive’s employment is terminated by reason of Disability, this Agreement shall terminate, and Executive shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.  For purposes of this Agreement, “Disability” shall mean: (a) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (b) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Company’s Board of Directors, to perform the essential functions of Executive’s regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six (6) consecutive months.

(e)          Change in Control Agreement.  The Company and Executive are parties to that certain Change in Control Agreement of even date herewith (the “CIC Agreement”), which establishes certain obligations of the parties regarding the employment of Executive, as well as termination payments and other benefits to which Executive would be entitled in connection with the termination of Executive’s employment in connection with a Change in Control (as defined in the CIC Agreement), all according to the terms and conditions set forth in the CIC Agreement.  The Company and Executive acknowledge and agree that it is the intent of the parties that the CIC Agreement shall take precedence over this Agreement in connection with the matters set forth in the CIC Agreement.  Without limiting the foregoing, if Executive is entitled to receive termination payments and other benefits pursuant to the CIC Agreement in connection with the termination of Executive’s employment with the Company in connection with a Change in Control, then Executive shall be entitled to receive such termination payments and other benefits as set forth in the CIC Agreement and not pursuant to this Agreement, and neither party shall argue that the rights of the Company or Executive, nor any severance payments or other benefits to which the Executive may be entitled, pursuant to the CIC Agreement shall be limited or superseded by anything set forth in this Agreement.

3.             Obligations of Executive.  In consideration for the benefits offered to Executive under this Agreement and in consideration of Executive’s continued employment with the Company as of the date of this Agreement’s execution, Executive hereby agrees to the following terms and conditions:

(a)           Confidentiality.  During Executive’s employment and following any termination of Executive’s employment for whatever reason thereafter, Executive shall strictly maintain the confidentiality of Company marketing, financial, strategic planning, proprietary or other information which is not generally known to the public.  Executive acknowledges that, as a result of his/her employment by the Company, Executive has or will become familiar with and acquire knowledge of confidential information and certain trade secrets that are special, unique and extraordinarily valuable assets of the Company.  Executive agrees that all such confidential information and trade secrets are the property of the Company and that following the termination of Executive’s employment for any reason, all confidential information and trade secrets shall be considered to be proprietary to the Company and kept as the private records of the Company and will not be divulged to any firm, individual, or institution, or used to the detriment of the Company.  None of the foregoing confidentiality obligations are intended to, nor shall they, prohibit Executive from communicating with any governmental agency.

(b)           Return of Company Property.  Upon termination of Executive’s employment for whatever reason during the Term, Executive shall return to the Company all Company property then in Executive’s possession or control, in good condition and repair (normal wear and tear excepted) including but not limited to keys, security cards and fobs, credit cards, furniture, equipment, automobiles, computer hardware and software, telephone equipment, and all documents, manuals, plans, equipment, training materials, business papers, personnel files, computer files or copies of the same relating to Company business which are in Executive’s possession or control.

(c)           Non-Compete.  During Executive’s employment and for the shorter of (i) six months or (ii) the length of the Severance Payment Period following any termination of Executive’s employment for whatever reason during the Term, Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business within the United States that is engaging in the multi-unit restaurant business that offers full service family dining (“Restricted Business”).  Executive acknowledges that during the course of Executive’s employment with the Company, as a result of Executive’s position within the Company, Executive has and will become familiar with the Company’s trade secrets, personnel and other confidential information concerning the Company at a very high level and that Executive’s services have been and shall continue to be of special, unique, and extraordinary value to the Company. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that Executive’s services are provided only to such division or subsidiary); or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

(d)           Non-Solicit.  During Executive’s employment and, following any termination of Executive’s employment for whatever reason during the Term, for the shorter of (A) twelve months or (B) the length of the Severance Payment Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any Person who was an employee of the Company at any time during the twelve-month period immediately following the termination of Executive’s employment with the Company; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or its personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (i) with the consent of the Company or (ii) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee (or former employee, as described above) of the Company.

(e)           Reasonable Scope.  Executive agrees and acknowledges that the covenants set forth in this Section 3 are reasonable in scope and duration and necessary to protect the legitimate business interests of the Company and that the compensation payable hereunder is sufficient consideration therefor.  If any of the provisions of the covenants in this Section 3 is construed to be invalid or unenforceable in any respect, the same shall be modified as the court may direct in order to make such provision reasonable and enforceable, and such modification of the provision shall not affect the remainder of the provisions of the covenants, and such provision will be given the maximum possible effect and the modified Agreement will be fully enforceable.

4.             No Obligation to Mitigate Damages. Executive shall not be obligated to seek other employment or otherwise take steps to mitigate or reduce the amounts payable or arrangements provided for under this Agreement, and the obtaining of any such other employment shall not reduce any of the Company’s obligations under this Agreement.

5.             Section 409A.

(a)           It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  Any payments delayed pursuant to this Section 9(e) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.

(b)           Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)           To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

 (d)          Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(e)           For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.

(f)            This Agreement shall be interpreted in accordance with, and the Company and Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement.

6.             Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he/she has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

7.             Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

8.             Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Tennessee without regard to any conflict of laws provision thereof.

9.             Entire Agreement; Amendment.  Subject to Section 2(e), this Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding in connection with the matters set forth herein.  This Agreement may only be amended or canceled by mutual agreement of the parties in writing without the consent of any other person, and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

10.           Arbitration. Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the then President of the Tennessee Bar Association. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief or as required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Nashville, Tennessee or such other location to which the parties may agree. The Company shall pay the costs of the arbitration, including all fees and expenses of any arbitrator appointed hereunder.

11.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           Survival.  The obligations of the parties pursuant to Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, as applicable, shall survive the termination of Executive’s employment and any termination of this Agreement.

13.           Severability. In the event that any provision or portion of this Agreement shall he determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall he unaffected thereby and shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, as evidence of their mutual agreement Executive and Company have caused this Agreement to be executed as of the day and year first above written.

Cracker Barrel Old Country Store, Inc.	Executive

Name:	Name:
Title:

Exhibit A – Severance Payments
Exhibit B – Form of Release

[Signature Page to Severance Agreement]

Exhibit A

Section 2(c) Severance Benefits

Position	Severance Benefit

Senior Vice President	12 months’ base salary plus one additional week of severance for each year of service in excess of 15 years (not to exceed 18 months’ total severance)

For purposes of this Agreement, “year of service” means twelve (12) consecutive months of continuous full time employment (32 hours or more per week) with the Company. Breaks in service of more than 90 days are not recognized as continuous employment under this Agreement.

A-1

Exhibit B

Form of Release

THIS RELEASE (this “Release”) is made and entered into by and between ___________ (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on ___________________;

WHEREAS, Executive and the Company have previously entered into that certain Severance Agreement, dated May __, 2018 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and the termination thereof, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service she has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.             Claims Released Under This Agreement.  In exchange for the opportunity to receive the severance benefits described in Section 2(b) of the Agreement and except as provided in Paragraph 2 below, subject to Executive’s fulfillment of Executive’s ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of Executive’s employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a)           claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, , the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

(b)           claims for violations of any other federal or state statute or regulation or local ordinance;

(c)           claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)           claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e)           any other claims under state law arising in tort or contract.

2.             Claims Not Released Under This Agreement.  In signing this Release, Executive is not releasing any claims that (a) enforce Executive’s rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise, or (f) if Executive’s date of termination of employment occurs prior to a Change in Control, claims for additional severance entitlements under Section 4.5 of the Agreement if a Change in Control occurs within 180 days following such date.  However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.  Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3.             No Assignment of Claim.  Executive hereby represents that Executive has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4.             No Admission Of Liability.  This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of the Company or Executive, or the Company’s or Executive’s representatives, employees or agents.

5.             No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6.             Disclosure.  Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, Executive is not aware of any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7.             Company Property.  All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property.  Executive agrees to promptly return to the Company all property of the Company in Executive’s possession.  Executive further represents that Executive has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company.  Executive additionally agrees not to retain in Executive’s possession any such documents or other materials.

8.             Cooperation.  Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which Executive may have knowledge or in which Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities.  Such reasonable cooperation includes meeting with the Company’s representatives and counsel to disclose such facts as Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony.  The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation.  Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9.             Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) Executive has been advised that Executive should consult with an attorney prior to executing this Release, (b) Executive has been given twenty-one (21) days within which to consider this Release before executing it, (c) Executive has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Agreement, and (d) Executive was not coerced, threatened or otherwise forced to sign this Release, and that Executive’s signature appearing hereinafter is knowing and voluntary.  Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon Executive and Executive’s heirs, administrators, representatives, executors, successors and assigns, and this Release will become irrevocable.

10.           Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11.           Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law.

12.           Restrictive Covenants. Executive acknowledges that Executive entered into restrictive covenants in Section 3 of the Agreement, and that in accordance with the terms of the Agreement, Executive is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

13.           No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release.  Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

14.           Entire Agreement.  This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15.           Binding Effect.  This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16.           Captions.  The captions to the various sections of this Release are for convenience only and are not part of this Release.

17.           Counterparts.  This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18.           Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19.           Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

20.           Exclusive Jurisdiction and Venue.  The appropriate state or federal court in Wilson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Release.  The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed To:
“COMPANY”

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:

Title:

Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

[Name]